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                                  EXHIBIT 23.1


              Consent of Independent Certified Public Accountants


The Board of Directors
Washington Banking Company:

We consent to incorporation by reference in the registration statement
(No. 333-57431) on Form S-8 of Washington Banking Company of our report dated June 9, 2000 relating to the statements of net assets available for benefits of Whidbey Island Bank 401(k) Plan (the "Plan") as of December 31, 1999 and 1998, and the statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of the Plan.


/s/  KPMG

Seattle, Washington
June 23, 2000